EXHIBIT 99.1

Contact:    Reginald E. Cormier

                    Senior Vice President,

                    Treasurer and CFO

                    MASSBANK

                    781-942-8192

FOR IMMEDIATE RELEASE

MASSBANK Corp. Stockholders Approve Merger Agreement

with Eastern Bank Corporation

MASSBANK Corp. Also Announces Quarterly Dividend

READING, Mass.—July 16, 2008 – MASSBANK Corp. (“MASSBANK”) (NASDAQ Global Select Market: MASB) announced today that its stockholders had approved the merger agreement by which Eastern Bank Corporation will acquire MASSBANK. The agreement was approved by holders of in excess of 77% of MASSBANK’s outstanding shares of common stock at a special meeting held yesterday for that purpose.

Completion of the merger is subject to, among other things, receipt of all required federal and state regulatory approvals. The parties currently expect that the merger will be completed before the end of the third quarter of 2008.

Dividend Declaration

MASSBANK today also announced a quarterly cash dividend on its common stock of $0.29 per share. This, the Company’s eighty-eighth consecutive dividend, will be payable on the earlier of August 12, 2008 or the date immediately preceding the closing of the merger with Eastern Bank Corporation to stockholders of record at the close of business on July 29, 2008.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are subject to risks and uncertainties, including, but not limited to, receipt of all regulatory approvals and the completion of the proposed acquisition of MASSBANK by Eastern. MASSBANK does not undertake or intend to update any forward-looking statements.